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                                                                       EXHIBIT 2


                                   EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                              NETGAIN CORPORATION
                            (a Georgia corporation),

                           BROCK INTERNATIONAL, INC.
                            (a Georgia corporation)

                                      AND

                            BROCK ACQUISITION, INC.
                            (a Georgia corporation)


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated this 31st day of December, by and between NetGain Corporation, a Georgia corporation ("NetGain), Brock International, Inc., a Georgia corporation ("Brock"), and Brock Acquisition, Inc., a Georgia corporation ("the "Subsidiary") (and, together with NetGain, the "Constituent Corporations"). Capitalized terms used in this Agreement without definition shall have the meanings ascribed to them in the Option Agreement between Brock and NetGain, dated July 25, 1997 (the "Option Agreement").

         WHEREAS, NetGain, Brock and Subsidiary are duly organized and validly existing corporations incorporated under the laws of the State of Georgia;

         WHEREAS, NetGain, Brock and Subsidiary have determined that it is in the best interest of NetGain, Brock and Subsidiary for NetGain to merge with and into Subsidiary upon the terms and conditions provided in this Agreement;

         WHEREAS, NetGain has authorized capitalization consisting of 10,000,000 shares of common stock, $.01 par value per share ("NetGain Common Stock"), of which 4,272,000 shares are issued and outstanding;

         WHEREAS, Subsidiary has authorized capitalization consisting of 1,000 shares of common stock, $1.00 par value per share ("Subsidiary Common Stock") of which 100 shares are issued and outstanding;

         WHEREAS, the Boards of Directors of NetGain, Brock and Subsidiary have approved this Agreement and the merger contemplated hereby;

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         NOW, THEREFORE, for and in consideration of the promised and mutual agreements, promises and covenants contained herein, and in accordance with the applicable provisions of the Georgia Business Corporation Code ("GBCC"), the parties hereby agree as follows:

1.       Merger

         1.1 At the Effective Time (as hereinafter defined), NetGain shall be merged with and into Subsidiary and Subsidiary shall survive the Merger (the "Merger"); the Merger shall in all respects have the effect provided for in the GBCC and this Agreement.

         1.2 Subsidiary, the corporation surviving the Merger (sometimes referred to herein as the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Georgia.

         1.3 Without limiting the foregoing, on and after the Effective Time, the separate existence of NetGain shall cease, and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights and privileges of each of the Constituent Corporations; and all debts due on whatever account, including subscriptions to shares, and all other choses in action and all and every other interest of or belonging to or due to either of the Constituent Corporations shall be taken and deemed to be transferred to and invested in the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall thereafter effectively be the property of the Surviving Corporation as they were of the respective Constituent Corporations and the title to any real estate, whether by deed or otherwise, vested in either of said Constituent Corporations shall not revert or be in any way impaired by reason of this Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Constituent Corporations. Any claim existing or action or proceeding pending by or against either of said Constituent Corporations may be persecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon property of either of the Constituent Corporations shall be impaired by the Merger.


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         1.4      Prior to and from and after the Effective Time, the
                  Constituent Corporations shall take all such action as shall be necessary or appropriate in order to effect the Merger. If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other actions are necessary, appropriate or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of NetGain, the last acting officers of NetGain, or the corresponding officers of the Surviving Corporation, shall and will execute and make all such proper assignments and assurances and take all action necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

2.       Terms of Transaction

              The manner and basis of converting and exchanging the shares of stock of each of the Constituent Corporations into or for shares of stock of the Surviving Corporation or of Brock, as the case may be, and the mode of carrying the Merger into effect, shall be as follows:

         2.1 Each share of Subsidiary Common Stock issued and outstanding at the Effective Time shall be converted into, and shall remain outstanding as, a fully paid and non-assessable share of common stock of the Surviving Corporation, without any action on the part of the holder thereof.

         2.2 Each share of NetGain Common Stock (other than Dissenting Shares (defined in section 2.3 below)) issued and outstanding at the Effective Time (except treasury shares held by NetGain) shall by virtue of the Merger, and without any action on the part of the holder thereof (the holders of NetGain Common Stock being collectively referred to hereafter as the "NetGain Stockholders"), be converted into solely the right to receive a share or shares of common stock of Brock ("Brock Common Stock"), subject to forfeiture, depending upon the aggregate revenues derived from the sale or license of or subscription for NetGain Products (and associated service revenues) realized by the Surviving Corporation, or by Brock if the Surviving Corporation is merged into Brock, on or before December 31, 1999, as follows:

                  (i) Upon the Effective Time, Brock will issue in the respective names of the NetGain Stockholders other than the holders of Dissenting Shares (allocated among them as provided in clause (vii) below) up to 200,000 shares of Brock Common Stock, subject to forfeiture as herein provided and will deliver such certificates to the Escrow Agent under the Escrow Agreement (the "Escrow Agreement") among Brock, the Escrow Agent and the NetGain Stockholders dated the date on which the Effective Time occurs;

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                  (ii)   When Brock and/or the Surviving Corporation have
         recognized aggregate revenues on or prior to December 31, 1998 from the sale or license of or subscription for NetGain Products (and associated service revenues) totaling $2 million, computed at the times and in the manner provided below, Brock will release restrictions on transfer of 80,000 shares of Brock Common Stock delivered at the Closing (as hereinafter defined) to the NetGain Stockholders and such shares will no longer be subject to forfeiture and certificates thereafter will be delivered by the Escrow Agent to the NetGain Stockholders;

                  (iii) For additional aggregate revenues from the sale or license of or subscription for NetGain Products (and associated service revenues), recognized by Brock and/or the Surviving Corporation in excess of $2 million up to $5 million, Brock will release restrictions on transfer of 10,000 shares of Brock Common Stock delivered at the Closing to the NetGain Stockholders for each $250,000 of such revenue recognized on or before December 31, 1998 and such shares will no longer be subject to forfeiture and certificates thereafter will be delivered by the Escrow Agent to the NetGain Stockholders;

                  (iv) For additional aggregate revenues from the sale or license of or subscription for NetGain Products (or associated service revenues) recognized by Brock and/or the Surviving Corporation in excess of $5 million up to $10 million, Brock will issue to the NetGain Stockholders, Brock Common Stock having a value (determined by the average of the closing price for the Brock Common Stock, as reported in the Wall Street Journal, for the ten trading days preceding the end of the applicable fiscal quarter) of $30,000 for each $250,000 of such revenues recognized by Brock and/or the Surviving Corporation on or prior to December 31, 1999 and Brock Common Stock having a value (determined in the same manner) of $20,000 for each $250,000 of additional revenues from the sale or license of or subscription for NetGain Products (or associated service revenues) in excess of $10 million up to $15 million, recognized by Brock and/or the Surviving Corporation on or prior to December 31, 1999.

                  (v) In computing the amount of revenue for purposes of releasing restrictions on the shares of Brock Common Stock delivered to NetGain Stockholders or issuing additional shares as provided in subparagraph (iv) above, such revenues shall be computed by Brock on a fiscal quarter basis in accordance with generally accepted accounting principles consistently applied and the amount thereof shall be reported to the NetGain Stockholders as soon as practicable after the computation thereof, but in no event later than 30 days after the end of the first three quarters in a fiscal year and no later than 60 days after the end of the fourth fiscal quarter. One-half of revenues recognized by Brock from its distribution of NetGain Products prior to the Effective Date of the Merger shall be included in the aggregate amount of such revenues for purposes of this Section 2.2. Revenues derived from the provision of maintenance, consulting and training services associated with NetGain Products shall be credited, for purposes of this
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         Agreement, at one-half of the recognized amount thereof for determining such aggregate revenues; revenues derived from subscriptions for NetGain Products shall be credited at the total minimum commitment amount thereof for the first two years of the subscription; revenues derived from the sale or license of or subscription for NetGain Products shall be credited at the full amount thereof; provided, however, that in the event Brock later reverses any revenues derived from the sale or license of or subscription for NetGain Products (or from the provision of associated service revenues) by reason of credit issued by Brock, for nonpayment or otherwise, such revenues which are reversed shall be deducted from the aggregate revenues realized by Brock, but in no event shall such reversal of revenues cause a forfeiture of shares previously released from restrictions. In the event of a dispute between the NetGain Stockholders and Brock as to the aggregate amount of such revenues, or the method of computation thereof, the dispute shall be referred to the independent public accountants then employed by Brock. If either the NetGain Stockholders or Brock disagree with the recommendation of such accountants, either may require that the dispute be settled by an independent arbitrator (in accordance with the rules of the American Arbitration Association) whose determination thereof shall be final and binding on the parties. The losing party in the arbitration shall bear the reasonable expenses of such arbitration (including expenses of the other party, which shall include, without limitation, its or their legal fees and expenses).

                  (vi) To the extent an aggregate of $5 million in revenues from the sale or license of or subscription for NetGain Products (or associated service revenues), computed and determined as provided above, are recognized by Brock and the Surviving Corporation on or prior to December 31, 1998, all shares of Brock Common Stock previously delivered to NetGain Stockholders shall be released to them and shall no longer be subject to forfeiture. To the extent that such amount of revenues is not recognized by Brock and the Surviving Corporation on or before such date, the number of shares not previously released shall then be forfeited and released by the Escrow Agent to Brock.

                  (vii) Each holder of a share of NetGain Common Stock immediately prior to the Effective Time will be entitled to receive a number of shares of Brock Common Stock pursuant to this Agreement determined by multiplying 200,000 by the quotient resulting from dividing the number of shares of NetGain Common Stock owned by such holder at the Effective Time by the total number of shares of NetGain Common Stock outstanding at the Effective Time, subject to forfeiture, as provided in the Escrow Agreement, in the case of shares of Brock Common Stock issuable or deliverable in respect of Escrowed Option Stock, as defined in the Escrow Agreement

                  (viii) Any shares of NetGain Common Stock held by NetGain in its treasury at the Effective Time shall be canceled.

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                  (ix) All outstanding unexercised options to purchase NetGain
         Common Stock at the Effective Time shall be canceled.


         2.3 Dissenting Shareholders. Any holder of shares of NetGain Common Stock ("Dissenting Share") who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to the applicable provisions of the GBCC and any other applicable provisions of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to the Surviving Corporation or Brock, as the case may be, the certificate or certificates representing the shares for which payment is being made. Holders of Dissenting Shares who receive the value of their shares of NetGain Common Stock in cash as determined pursuant to the applicable provisions of the GBCC shall not be entitled to any interest in any of the shares of Brock Common stock to be delivered to the Escrow Agent pursuant to Section 2.2(i). In the event that after the Effective Time a holder of Dissenting Shares of NetGain fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's Dissenting Shares, Brock shall issue in the name of such holder of Dissenting Shares shares of Brock Common Stock, determined pursuant to the formula provided in Section 2.2(vii) above, subject to forfeiture as herein provided and will deliver such certificates to the Escrow Agent under the Escrow Agreement.

3.       Directors and Officers

                  At the Effective Time, the persons who are directors and officers of Subsidiary immediately prior to the Effective Time shall continue as the directors and officers of the Surviving Corporation and shall continue to hold office as provided in the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are elected and qualified or their earlier resignation, removal or death.

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4.       Articles of Incorporation and Bylaws

         4.1 From and after the Effective Time, the Articles of Incorporation of Subsidiary as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation and shall continue in effect until the same be altered, amended, or repealed as therein provided or as provided by law except that upon the Effective Time,
                  Article I of such Articles of Incorporation shall be amended to change the name of the Surviving Corporation to "NetGain Corporation."

         4.2 From and after the Effective Time, the Bylaws of Subsidiary as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation and shall continue in effect until the same be altered, amended or repealed or as therein provided or as provided by law.

5.       Closing and the Effective Time

                  The date on which the delivery and execution of this Agreement occurs (the "Closing") is referred to in this Agreement as the Closing Date. If this Agreement is not terminated and abandoned pursuant to the provisions of
                  Section 6 hereof, Articles of Merger shall be filed and recorded in accordance with the laws of the State of Georgia and a Certificate of Merger shall be filed and recorded in accordance with the laws of the State of Georgia. The Merger shall become effective upon the filing of this Agreement with the Secretary of State of the State of Georgia, which date and time is hereafter referred to as the "Effective Time".

6.       Termination

                  This Agreement will be terminated or abandoned upon either of the following:

                  (a)                  At any time prior to the filing and
                           recordation of Articles of Merger with the Secretary of State of Georgia, the Board of Directors of Brock or the Board of Directors of Subsidiary may terminate and abandon this Agreement upon termination of the Option Agreement in accordance with its terms; or


                 (b)                   The lapse, expiration or otherwise
                           non-exercise of the option (the "Option") granted to Brock in the Option Agreement.
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7.       Conditions Precedent to the Closing

                  The Closing is conditional upon the satisfaction of all conditions to closing set forth in the Option Agreement.

8.       Amendments

                  The Boards of Directors of each of the Constituent Corporations, prior to the Effective Time, may jointly amend, modify and supplement this Agreement in such manner as they may deem appropriate at any time.

9.       Miscellaneous

                  (a) This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  (b) Except as otherwise provided in this Agreement, nothing contained herein is intended, nor shall be construed, to confer upon or give any person, firm or corporation, other than the Constituent Corporations any rights or remedies under or by reason of this Agreement.

                  (c) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Georgia.




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                  IN WITNESS WHEREOF, each Constituent Corporation has caused this Agreement to be executed on its behalf as of the date hereinabove first written.




         BROCK ACQUISITION, INC.                  NETGAIN CORPORATION



         By:/s/ R. Douglas MacIntyre              By:/s/Mike Barnwell
            ------------------------                 ----------------
         Name:  R. Douglas MacIntyre              Name:  Mike Barnwell
         Title: President                         Title: President


         BROCK INTERNATIONAL, INC.


         By:/s/ R. Douglas MacIntyre
            ------------------------
         Name:  R. Douglas MacIntyre
         Title: CEO